                        FILED PURSUANT TO RULE 424(B)(5)
                               FILE NO. 333-32614
                   PROSPECTUS SUPPLEMENT DATED JUNE 28, 2001
                      (TO PROSPECTUS DATED JUNE 21, 2000).
                                1,950,000 SHARES
                           GENOME THERAPEUTICS CORP.
                                  COMMON STOCK

                            ------------------------

This prospectus supplement relates to the offer of 1,950,000 shares of common stock of Genome Therapeutics Corp. being offered for the account of Genome Therapeutics Corp.

Genome Therapeutics will sell the shares offered by it through Tucker Anthony Incorporated, which is a broker-dealer, in one or more transactions, including at-the-market transactions, at prevailing market prices on the Nasdaq Stock Market. Genome Therapeutics expects to sell the shares promptly after the date of this prospectus supplement, subject to prevailing market conditions. Tucker Anthony has agreed to act as agent for Genome Therapeutics in selling the stock, but it has not committed to purchase any of the shares itself.

Genome Therapeutics' common stock is currently traded on the Nasdaq Stock Market under the trading symbol "GENE." On June 27, 2001, the last sale price of the common stock on that market was $14.20 per share.

                            ------------------------

INVESTING IN THESE SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS.

                            ------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                  THE OFFERING

Common stock offered.........................  1,950,000 shares

Common stock to be outstanding after the       24,429,651 shares
  offer......................................

Use of proceeds..............................  We intend to use the net proceeds from this offering to fund research and development
                                               activities, including investment in our
                                               emerging pharmacogenomics program and
                                               expansion of our infectious disease
                                               franchise, and for general corporate purposes
                                               including capital expenditures, working
                                               capital, possible acquisitions and other
                                               general purposes.

Nasdaq National Market symbol................  GENE

    The share amounts in the table above are based on the number of shares outstanding at May 29, 2001 and exclude 3,320,693 shares of common stock issuable upon exercise of outstanding options at a weighted average price of $8.17 per share.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

    You should read this prospectus supplement along with the accompanying prospectus carefully before you invest. Both documents contain important information you should consider when making your investment decision. This prospectus supplement contains information about the common stock offered hereby and the prospectus contains information about our securities generally. This prospectus supplement may add, update or change information in the prospectus. You should rely only on the information provided in this prospectus supplement, the accompanying prospectus or incorporated by reference in the accompanying prospectus. We have not authorized anyone to provide you with different information.

                              PLAN OF DISTRIBUTION

    We will sell the 1,950,000 shares offered by us through Tucker Anthony Incorporated, from time to time in a series of transactions, including at-the-market transactions, effected on the Nasdaq Stock Market. In offering the shares, Tucker Anthony will act as our agent and use its reasonable best efforts to find buyers for the shares. Tucker Anthony Incorporated is not obligated to purchase any of the shares for its own account and we are not obligated to sell all of the 1,950,000 shares.

    Under the rules of the SEC, Tucker Anthony is likely considered an underwriter as a result of their actions as our agent. Accordingly, it will have to comply with applicable prospectus delivery requirements and Regulation M under the Securities Exchange Act. Regulation M may preclude Tucker Anthony from making a market in our common stock during the offering of our shares. For its services as agent, Tucker Anthony will be paid a commission equal to not more than 3% of the aggregate sales price of the shares they sell.

    Should Tucker Anthony become a market maker in the Company's stock, during the pendency of the offering it may engage in passive market making transactions. Passive market making is allowed during the period when the rules of the SEC would otherwise prohibit market activity by an underwriter participating in this offering. A passive market maker must comply with applicable volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the common stock; but if all independent bids are lowered below the passive market maker's bid, the passive market maker must also lower its bid once it exceeds specified purchase limits. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Tucker Anthony is not required to engage in passive market making and may end passive market making activities at any time.

    We will pay legal, accounting and other fees and expenses related to the offer and sale of the common stock contemplated by this prospectus supplement in the amount of $10,000.

                                      S-3